Exhibit (g)(5)

Execution Version

SPECIAL CUSTODY and PLEDGE AGREEMENT
(Short Sales and Exchange-Listed Options)

AGREEMENT (hereinafter "Agreement") dated as of August 1, 2011 among each registered investment company on behalf of itself or its series listed on Schedule A attached hereto ("Customer"),  GOLDMAN, SACHS & CO., a New York limited partnership ("Broker"), and STATE STREET BANK AND TRUST COMPANY as custodian hereunder ("Custodian").

WHEREAS, Broker is a member of several national securities exchanges and is a clearing member of The Options Clearing Corporation (“OCC”); and

WHEREAS, Customer has opened a margin account (the "Margin Account") with Broker in which Customer may effect Short Sales (as defined below) and transactions in exchange-listed options (“Options Transactions”), and for those purposes has executed an agreement with Broker (the "Margin Agreement") and has entered into or may hereafter enter into one or more of Broker’s master agreements for exchange-listed options (such agreements, collectively, the “Options Agreement”); and

WHEREAS, Customer has appointed American Century Investment Management, Inc. (“Manager”) as an investment advisor and manager over certain of its assets with authority to effect Short Sales and Options Transactions and to act on Customer's behalf in connection with the pledge of assets to Broker to secure performance of Customer's obligations with respect to Short Sales and Options Transactions effected for Customer's account with Broker; and

WHEREAS,  Broker is required to comply with applicable laws and regulations requiring the margining of Short Sales and Options Transactions, including the margin regulations of the Board of Governors of the Federal Reserve System and of any relevant securities exchanges and other self-regulatory associations (the "Margin Rules") and Broker's internal policies; and

WHEREAS, to facilitate Short Sales and Options Transactions hereunder, Customer and Broker desire to establish procedures for compliance with the Margin Rules; and

WHEREAS, Custodian, as Custodian of certain assets of Customer pursuant to a custody agreement (“Custodian Contract”) is prepared to act as custodian for Collateral pursuant to the terms and conditions of this Agreement;

NOW, THEREFORE, be it agreed as follows:

(1)           As used herein, capitalized terms shall have the following meanings unless otherwise defined herein:

"Adequate Performance Assurance" shall mean such Collateral placed in the Special Custody Account (as such term is hereinafter defined) as is required under the Margin Rules and Broker's internal proprietary margin system in effect from time to time, reasonable notice of which shall be given to Customer.

"Advice from Broker" means a notice sent by an Authorized Representative of Broker (as defined below) delivered to Customer, Manager or Custodian, as applicable hereunder, communicated:  (i) in writing; (ii) by a facsimile- sending device; or (iii) in the cases of calls for additional Collateral (as such term is hereinafter defined), a notice that an exercise notice filed with OCC has been assigned to Customer, a notice that Customer has failed to give notice of intent to make payment due upon exercise of a Put Option (as hereinafter defined) or has failed to make delivery of securities or currency required to be delivered upon exercise of a Call Option (as hereinafter defined) or has failed to pay an Exercise Settlement Amount, or a notice referred to in paragraph 7 hereof, by telephone to a person designated by Customer, Manager or Custodian in writing as authorized to receive such advice or, in the event that no such person is available, to any officer of Customer, Manager or Custodian, provided, however, that such Advice from Broker is confirmed promptly thereafter by written notice.  An officer of Broker shall certify to Custodian on Appendix A attached hereto the names and signatures of those employees who are authorized to sign Advices from Broker (each, an “Authorized Representative of Broker”), which certification may be amended from time to time by a new written certification to Custodian.

"Business Day" means a day on which Custodian and Broker are open for business.

"Collateral" means U.S. cash, U.S. Government securities, securities underlying a Call Option (as defined below) or other U.S. margin-eligible securities acceptable to Broker which are pledged to Broker as provided herein.

“Exercise Settlement Amount” means: (i) in the case of a Call Option on a market index, the amount by which the ‘aggregate exercise price’ of the Call Option contract is less than the ‘aggregate current index value’ of the underlying index (as those quoted terms are defined in Article XVII of the By-Laws of the OCC), plus all applicable commissions and other charges, or (ii) in the case of a Put Option on a market index, the amount by which the ‘aggregate exercise price’ of the Put Option contract is greater than the ‘aggregate current index value’ of the underlying index (as those quoted terms are defined in Article XVII of the By-Laws of the OCC), plus all applicable commissions and other charges.

"Insolvency" means that:  (i) an order, judgment or decree has been entered under the bankruptcy, reorganization, compromise, arrangement, insolvency, readjustment of debt, dissolution or liquidation or similar law (herein called the "Bankruptcy Law") of any jurisdiction adjudicating Customer insolvent; or (ii) Customer has petitioned or applied to any tribunal for, or consented to the appointment of, or taking possession by, a trustee, receiver, liquidator or similar official, of Customer, or commenced a voluntary case under the Bankruptcy Law of the United States or any proceedings relating to Customer under the Bankruptcy Law of any other jurisdiction, whether now or hereinafter in effect; or (iii) any such petition or application has been filed, or any such proceedings commenced, against Customer and Customer by any act has indicated its approval thereof, consent thereto or acquiescence therein, or an order for relief has been entered in an involuntary case under the Bankruptcy Law of the United States or any other jurisdiction, as now or hereinafter constituted, or an order, judgment or decree has been entered appointing any such trustee, receiver, liquidator or similar official, or approving the petition in any such proceedings, and such order, judgment or decree remains unstayed and in effect for more than 30 days.

"Instructions from Customer" means a request, direction or certification in writing signed in the name of Customer by a person authorized by Customer (including Manager) and delivered to Custodian or transmitted to it by a facsimile-sending device, except that instructions to pledge initial or additional Collateral may be given by telephone and thereafter confirmed in a writing signed in the name of Customer by a person authorized in writing by Customer (including Manager).  An officer of Customer shall certify to Custodian on Appendix B attached hereto the names and signatures of those employees of Customer or other persons who are authorized to give Instructions from Customer, which certification may be amended from time to time by a new written certification to Custodian.  Instructions under this Agreement to Custodian from Manager or any person authorized by Customer shall constitute Proper Instructions under the Custodian Contract.

“Option” shall mean the right but not the obligation of Customer to, as issued by OCC and cleared by Broker, buy (“Call Option”) or sell (“Put Option”) a specific security, market index or foreign currency at a set price for a set period of time as described in the relevant option contract.

"Same Day" shall mean no later than 2:00 p.m. (EST) on the same day that Broker notifies Customer that an exercise notice has been assigned to Customer but only if such notification has been given by Broker by 10:00 a.m. (EST) If such notification is given by Broker to Customer after 10:00 a.m. (EST), Same Day shall mean by 2:00 p.m. (EST) the following Business Day.

“Short Sales” shall mean the sale by Customer of securities which Customer does not own, and which is consummated by the delivery of securities borrowed from or through the facilities of Broker, in accordance with the applicable provisions of the Margin Rules, particularly Sections 220.10 and 220.12 of Regulation T of the Board of Governors of the Federal Reserve.

(2)           (a)  Custodian, in its capacity as a securities intermediary as defined in Article 8 of the Uniform Commercial Code as adopted in The State of New York (“Revised Article 8”) to the extent the same may be applicable, or in applicable federal law or regulations, shall open a separate account on its books entitled "Special Custody Account for Goldman, Sachs & Co. as Pledgee of [Name of Customer] " (the "Special Custody Account") and shall hold therein for Broker as secured party upon the terms of this Agreement all Collateral and all monies or other property paid or distributed with respect thereto.  Customer authorizes Custodian to maintain the Special Custody Account in accordance with this Agreement. The Custodian hereby agrees that any property, other than cash Collateral, held in the Special Custody Account shall be treated as a “financial asset” for purposes of Revised Article 8 to the extent the same may be applicable.  Custodian shall hold cash Collateral as a deposit in its capacity as a “bank” as such term is used in Section 9-102(a)(8) of the UCC.  Customer agrees that Customer will instruct Custodian through Instructions from Customer as to the cash and specific securities which Custodian is to identify on its books and records as pledged to Broker as Collateral in the Special Custody Account.

(b)  Customer grants to Custodian the authority to segregate in the Special Custody Account any Collateral specified by Customer.  Customer agrees to provide and at all times maintain Adequate Performance Assurance in the Special Custody Account pursuant to the terms and conditions of this Agreement and the Margin Agreement.  Custodian may, in its discretion, choose not to act upon Instructions from Customer if any advances under the Custodian Contract are outstanding at such time.  If Custodian chooses not to act upon Instructions from Customer, Custodian shall promptly notify Customer of Custodian’s intention not to act on such instructions.  Broker shall have all rights and remedies provided hereunder.

(c)  Customer, Broker and Custodian agree that Collateral will be held for Broker in the Special Custody Account by Custodian under the terms and conditions of this Agreement, that Custodian will take such actions with respect to any Collateral (including without limitation the delivery thereof in accordance with paragraph 8) as Broker shall direct in an Advice from

Broker and that in no event shall any consent of Customer be required for the taking of any such action by Custodian.

(d)  Customer hereby grants to Broker a continuing first priority security interest in, lien on and right of set-off with respect to the Collateral and the proceeds thereof in the Special Custody Account, to secure Customer's obligations to Broker, including any obligations hereunder and under the Margin Agreement and the Options Agreement.  Customer hereby grants Broker control over the Special Custody Account and the Collateral and irrevocably instructs Custodian to accept and comply with any Advice from Broker or other entitlement orders (as defined in the UCC) from Broker with respect to the Collateral.  Custodian accepts such instruction and agrees that it will (i) comply with any Advice from Broker or other entitlement orders originated by Broker concerning the Special Custody Account and any of the Collateral without further consent by Customer and (ii) will not comply with entitlement orders from Customer with respect to the Special Custody Account or the Collateral without the consent of Broker. Custodian shall have no responsibility for the validity, priority or enforceability of such security interest.

(e)           Any ordinary interest, dividends or cash proceeds attributable to Collateral shall be credited by Custodian to Customer’s custody account.

(3)           Custodian will confirm in writing to Broker and Customer, within one Business Day, all pledges, releases or substitutions of Collateral and will supply Broker and Customer with a monthly statement of Collateral in the Special Custody Account.  Custodian will also advise Broker or Customer upon reasonable request of the kind and amount of Collateral pledged to Broker.

(4)           Custodian agrees to release Collateral to Customer from the pledge hereunder only upon receipt of an Advice from Broker; provided that such Advice from Broker is received by Custodian by 1:00 p.m. (EST) on a Business Day.  Broker agrees, upon request of Manager, to provide such an Advice from Broker with respect to Collateral selected by Manager:  (i) if said Collateral represents an excess in value of the Collateral necessary to constitute Adequate Performance Assurance at that time; (ii) against receipt in the Special Custody Account of substitute Collateral having a value at least equal (with any remaining Collateral) to Adequate Performance Assurance; or (iii) upon termination of Customer's accounts with Broker including the Margin Account (if any) and settlement in full of all transactions therein and any amounts owed to Broker with respect thereto and the discharge of all obligations to Broker. It is understood that Broker will be responsible for valuing Collateral; Custodian at no time has any responsibility for determining whether the value of Collateral is equal in value to Adequate Performance Assurance.

(5)           Customer represents and warrants to Broker that securities pledged to Broker shall be in good deliverable form (or Custodian shall have the unrestricted power to put such securities into good deliverable form), and that Collateral will not be subject to any liens or encumbrances other than the security interest in favor of Broker contemplated hereby.

(6)           Collateral shall at all times remain the property of Customer subject only to the interest and rights therein of Broker as the pledgee and secured party thereof.  Custodian represents that Collateral is not subject to any other lien, charge, security interest or other right or claim of Custodian or any person claiming through Custodian, and Custodian hereby waives any right, charge, security interest, lien or right of set off of any kind which it may have or acquire with respect to Collateral.  Custodian shall use commercially reasonable efforts to notify

Broker and Customer as soon as practicable if Custodian receives any notice of levy, lien, court order or other process purporting to affect the Collateral.

(7)           The occurrence of any of the following constitutes a Customer Default hereunder:

(a)
failure by Customer to perform any obligation hereunder or under the Margin Agreement or Options Agreement including, without limitation, its obligation to maintain Adequate Performance Assurance as herein provided for, upon receiving notice from Broker that it can no longer protect Customer’s Short Sale, to make timely delivery to Broker in accordance with applicable laws, rules and regulations, of securities identical to the securities sold short; or

(b)	a Close-Out Event, as defined in the Margin Agreement; or

(c)
upon an Advice from Broker that an exercise notice filed with OCC in respect of one or more Call Options sold by Customer has been assigned to Customer through Broker and either:  (i) Customer does not notify Broker by telephone on the Same Day of Customer’s intention to comply with the exercise notice by delivery of the underlying securities, currency or the Exercise Settlement Amount (as applicable); or (ii) Customer, having given such notice, fails to make delivery of such security or currency or cause such delivery to be made against receipt of payment against the gross exercise price for such securities or currency, less applicable commissions or other charges, or of the Exercise Settlement Amount on behalf of Customer to Broker; or

(d)
upon an Advice from Broker that an exercise notice filed with OCC in respect of one or more Put Options sold by Customer has been assigned to Customer through Broker and either:  (i) Customer does not notify Broker by telephone on the Same Day of Customer’s intention to comply with the exercise notice by making payment of the gross exercise price plus applicable commissions or other charges against Custodian’s receipt of securities underlying the put, or to pay the Exercise Settlement Amount (as applicable); or (ii) Customer, having given such notice, fails to make payment or cause such payment to be made against receipt of securities underlying the Put Options, or payment of Exercise Settlement Amount; or

(e)	Customer's Insolvency.

Broker will immediately notify Customer and Manager in an Advice from Broker of such Customer Default. Broker may thereupon take any action permitted pursuant to the Margin Agreement or Options Agreement, including without limitation the conversion of any convertible securities or exercise of Customer's rights in warrants (if any) held in the Margin Account and the Special Custody Account, the buy-in of any securities of which the Margin Account may be short, and the sale of any or all property or securities in the Margin Account and the Special Custody Account to the extent necessary to satisfy Customer’s obligations to Broker, provided that prior to having access to assets in the Special Custody Account Broker shall transmit to Custodian an Advice from Broker stating that all conditions precedent to Broker’s right to instruct Custodian to deliver Collateral or take other actions referenced below have been met. Upon Advice from Broker to Custodian of a Customer Default, Custodian is hereby directed to deal, immediately upon such notification, with Broker as if Broker were the sole and absolute owner of the Special Custody Account and the Collateral and follow any Advice from Broker with respect to the Collateral without further consent of Customer.  Such Advice from Broker shall instruct

Custodian to transfer to Broker such specified Collateral as in Broker’s sole judgment is necessary for the protection of Broker’s interest under this Agreement.  Any sale of Collateral made hereunder shall be made in accordance with the provisions of the New York Uniform Commercial Code in the principal market for the securities or, if such principal market is closed, such sale shall be made in a manner commercially reasonable for Collateral. Customer shall be liable to Broker for any deficiency which may exist after the exercise by Broker of its rights and remedies as aforesaid.  Any surplus resulting from the sale of Collateral shall be transmitted to Custodian.  Broker shall notify Customer and Manager of any sale of Collateral and any deficiency remaining thereafter in an Advice from Broker.

(8)           Broker hereby covenants, for the benefit of Customer, that Broker will not instruct Custodian to deliver Collateral free of payment with respect to any sale of Collateral pursuant to paragraph 7 until after the occurrence of the events and the expiration of the time periods set forth in paragraph 7.  The foregoing covenant is for the benefit of the Customer only and shall in no way be deemed to constitute a limitation on Broker's right at any time to instruct Custodian pursuant to an Advice from Broker and Custodian's obligation to act upon such instructions.  Custodian shall not be required to make any determination as to whether such delivery is made in accordance with any provisions of this Agreement or any other agreement between Broker and Customer.  Custodian will, however, provide prompt telephone notice to an officer of Customer of receipt by Custodian of an Advice from Broker to deliver Collateral.

(9)           It is understood that all determinations and directions for Short Sales and Options Transactions for the account of Customer pursuant to the terms of this Agreement, the Margin Agreement and the Options Agreement shall be made by Customer.  Customer is not relying upon Broker to make recommendations with respect thereto.  Customer is required hereunder to deliver to Broker a copy of those resolutions or other governing documents of Customer which authorize it to engage in Options Transactions.

(10)           (a) Custodian's duties and responsibilities are set forth in this Agreement. Custodian shall act only upon receipt of an Advice from Broker regarding release of Collateral, except as otherwise required by applicable law. Custodian shall not be liable or responsible for anything done, or omitted to be done by it in good faith and in the absence of negligence and may rely and shall be protected in acting upon any Advice from Broker or Instructions from Customer which it reasonably believes to be genuine and authorized. As between Custodian and Broker, Broker shall indemnify and hold harmless Custodian with regard to any losses or liabilities of Custodian (including counsel fees) imposed on or incurred by Custodian arising out of any action or omission of Custodian in accordance with any such Advice from Broker, under this Agreement, excluding any losses or liabilities caused by the negligence or willful misconduct of Custodian in complying with any such Advice from Broker.  As between Customer and Custodian, the terms of the Custodian Contract shall apply with respect to any losses or liabilities of such parties arising out of matters covered by this Agreement, and Custodian shall be entitled to all of the rights, indemnities and protections in its favor under the Custodian Contract, which shall apply fully to Custodian’s actions hereunder. In matters concerning or relating to this Agreement, Custodian shall not be responsible for compliance with any applicable Margin Rules.  Custodian shall not be liable for the acts or omissions of any of the other parties to this Agreement.  Custodian shall have no duty to require any cash or securities to be delivered to it or to determine that the amount and form of assets deposited in the Special Custody Account comply with any applicable requirements.  Custodian may hold the securities in the Special Custody Account in bearer, nominee, book-entry, or other form and in any depository or clearing corporation or other securities intermediary (including omnibus accounts), with or without indicating that the securities are held hereunder; provided, however, that all securities held in the Special Custody Account shall be identified on Custodian’s records as subject to this Agreement and shall be in a form that permits transfer at the direction of Broker without additional authorization or consent of Customer. Neither Broker nor Custodian shall be responsible or liable for any losses resulting from nationalization, expropriation, devaluation, seizure, or similar action by any governmental authority, de facto or de jure; or enactment, promulgation, imposition or enforcement by any such governmental authority of currency restrictions, exchange controls, levies or other charges affecting the property in the Special Custody Account; acts of war, terrorism, insurrection or revolution; or acts of God; or any other similar event to the extent that such event is beyond the control of Custodian, Broker or their respective agents. Neither Broker nor Custodian shall be liable for indirect special or consequential damages even if advised of the possibility or likelihood thereof. This Section shall survive the termination of this Agreement.

(b)  As between Customer and Broker, Customer shall bear all risk of damage to, or loss or other diminution in value of, the Collateral arising from any act or omission of the Custodian (including, without limitation, any act or omission constituting negligence or malfeasance on the part of the Custodian or resulting from the insolvency of the Custodian), except that Broker shall bear such risk to the extent that the relevant act or omission of the Custodian was taken or omitted in accordance with an Advice from Broker in violation of this Agreement, the Margin Agreement or its obligations as a secured party under applicable law.

(11)           All charges for Custodian's services under this Agreement shall be paid by Customer.

(12)           Broker shall not be liable for any losses, costs, damages, liabilities or expenses suffered or incurred by Customer as a result of any transaction executed hereunder, or any other action taken or not taken by Broker hereunder for Customer's account at Customer's direction or otherwise, except to the extent that such loss, cost, damage, liability or expense is the result of Broker's own negligence, recklessness, willful misconduct or bad faith.

(13)           No modification or amendment of this Agreement shall be effective unless in writing and signed by an authorized officer of each of Broker, Customer and Custodian.

(14)           Written communications hereunder, other than an Advice from Broker, shall be sent by facsimile-sending device or telegraphed when required herein, hand delivered or mailed first class postage prepaid, except that written notice of termination shall be sent by certified mail, in any such case addressed:

(a)	if to Custodian, to:	State Street Bank and Trust Company 2 Avenue de Lafayette Boston, MA 02111 Attention: W. Andrew Fry, Senior Vice President Telephone: 617-662-1567 Facsimile: 617-662-2865

(b)	if to Customer, to:	American Century Investment Management, Inc. 4500 Main Street Kansas City, MO Attention: Senior Vice President, Investment Operations Telephone: 816-340-4748

Facsimile: 816-340-7461

With a copy to:

American Century Investment Management, Inc. 4500 Main Street Kansas City, MO Attention: General Counsel Telephone: 816-340-4051 Facsimile: 816-340-4964

(c)	if to Broker, to:	Goldman, Sachs & Co. 200 West Street New York, New York 10282-2198 Attention: Managing Director, Head of Client Services, Global Securities Services Fax No.: Phone No.: 212-902-1000

(d)	if to Manager, to:	American Century Investment Management, Inc. 4500 Main Street Kansas City, MO Attention: Senior Vice President, Investment Operations Telephone: 816-340-4748 Facsimile: 816-340-7461

With a copy to:

American Century Investment Management, Inc. 4500 Main Street Kansas City, MO Attention: General Counsel Telephone: 816-340-4051 Facsimile: 816-340-4964

 (15)           Any of the parties hereto may terminate this Agreement by notice in writing, within 30 days of the date of termination, to the other parties hereto; provided, however, that the status of any Collateral pledged to Broker at the time of such notice shall not be affected by such termination until the release of such pledge pursuant to the terms of the Margin Agreement, the Options Agreement and any applicable Margin Rules. Upon termination of the Custodian Contract, all assets of Customer held in the Special Custody Account shall be transferred to a successor custodian specified by Customer and agreed to by Broker.

(16)           Nothing in this Agreement prohibits Broker, Customer or Custodian from entering into similar agreements with others in order to facilitate option contract transactions.

(17)           Choice of Dispute Resolution.

FOR THE AVOIDANCE OF DOUBT, ALL OF THE PARTIES TO THIS AGREEMENT AGREE THAT THE PROVISIONS OF THIS PARAGRAPH 17 SHALL NOT IN ANY WAY APPLY TO THE CUSTODIAN.

Customer agrees that any and all controversies that may arise between Customer and Broker, including, but not limited to, those arising out of or relating to the transactions contemplated hereby, the Accounts established hereunder, any activity or claim related to Customer’s Accounts or the construction, performance, or breach of this Agreement or any other agreement between Customer and Broker shall be settled by means of either arbitration or litigation in accordance with the following procedures, unless the parties agree to other procedures in writing when any dispute arises.

a.
Dispute Resolution Mechanism.  All disputes shall be resolved by arbitration pursuant to the procedures set forth in subparagraph (b) below unless Customer shall elect that a dispute be resolved by litigation, in which case the dispute shall be resolved by litigation pursuant to the procedures set forth in subparagraph (c) below.  Customer shall make such election either (i) by instituting litigation if neither party has already commenced arbitration proceedings, or (ii) by electing to proceed by litigation in writing by registered mail addressed to Broker at its main office within ten (10) days of notification that Broker has taken the first step in the commencement of arbitration proceedings.

b.	Arbitration. This Agreement contains a predispute arbitration clause. By signing an arbitration agreement, the parties agree as follows:

1.
All parties to this Agreement are giving up the right to sue each other in court, including the right to a trial by jury, except as provided by the rules of the arbitration forum in which a claim is filed.

2.	Arbitration awards are generally final and binding; a party’s ability to have a court reverse or modify an arbitration award is very limited.

3.	The ability of the parties to obtain documents, witness statements and other discovery is generally more limited in arbitration than in court proceedings.

4.	The arbitrators do not have to explain the reason(s) for their award.

5.	The panel of arbitrators will typically include a minority of arbitrators who were or are affiliated with the securities industry.

6.	The rules of some arbitration forums may impose time limits for bringing a claim in arbitration. In some cases, a claim that is ineligible for arbitration may be brought in court.

7.	The rules of the arbitration forum in which the claim is filed, and any agreements thereto, shall be incorporated into this Agreement.

Arbitration shall be conducted before The Financial Industry Regulatory Authority Dispute Resolution (“FINRA-DR”), or, if FINRA-DR declines to hear the matter, before the American Arbitration Association, in accordance with their arbitration rules then in force.  The award of the arbitrator shall be final, and judgment upon the award rendered may be entered in any court, state or federal, having jurisdiction.

No person shall bring a putative or certified class action to arbitration, nor seek to enforce any pre-dispute arbitration agreement against any person who has initiated in court a putative class action or who is a member of a putative class who has not opted out of the class with respect to any claims encompassed by the putative class action until: (i) the class certification is denied; (ii) the class is decertified; or (iii) Customer is excluded from the class by the court.

Such forbearance to enforce an agreement to arbitrate shall not constitute a waiver of any rights under this Agreement except to the extent stated herein.

c.
Litigation.  Any litigation commenced pursuant to this subparagraph must be instituted in the United States Court for the Southern District of New York, or in the event such court lacks subject matter jurisdiction, the New York Supreme Court for the County of New York.  Customer consents to personal jurisdiction in New York for purposes of such litigation.  Any right to trial by jury with respect to any claim or action is hereby waived by all parties to this agreement.

(18)           If any provision or condition of this Agreement shall be held to be invalid or unenforceable by any court, or regulatory or self-regulatory agency or body, such invalidity or unenforceability shall attach only to such provision or condition.  The validity of the remaining provisions and conditions shall not be affected thereby and this Agreement shall be carried out as if any such valid or unenforceable provision or condition were not contained herein.

(19)           All references herein to times of day shall mean the time in New York, New York, U.S.A.

(20)           This Agreement and its enforcement (including, without limitation, the establishment and maintenance of the Special Custody Account and all interests, duties and obligations related thereto) shall be governed by the laws of The State of New York.  This Agreement shall be binding on the parties and any successor organizations thereof irrespective of any change or changes in personnel thereof.

(21)           This Agreement may be executed in one or more counterparts, all of which shall constitute but one and the same instrument.

[signature page immediately follows]

IN WITNESS WHEREOF, the duly authorized representatives of the parties have executed this Agreement as of the date and year first written above.

CUSTOMER:	EACH REGISTERED INVESTMENT COMPANY ON BEHALF OF ITSELF OR ITS SERIES LISTED ON SCHEDULE A ATTACHED HERETO, SEVERALLY AND NOT JOINTLY

	By:	/s/ Robert J. Leach
	Name:	Robert J. Leach
	Title:	Vice President and Treasurer

BROKER:	GOLDMAN, SACHS & CO.

	By:	/s/ Marc Rothenberg
	Name:	Marc Rothenberg
	Title:	Managing Director

CUSTODIAN:	STATE STREET BANK AND TRUST COMPANY

	By:	/s/ Michael F. Rogers
	Name:	Michael F. Rogers
	Title:	Executive Vice President

 Schedule A

to
Special Custody and Pledge Agreement
(Short Sales and Exchange-Listed Options)
Among
each registered investment company (Customer),
Goldman, Sachs & Co. (Broker), and
State Street Bank and Trust Company (Custodian)

Effective as of August1, 2011, for:

AMERICAN CENTURY QUANTITATIVE EQUITY FUNDS, INC.
Equity Market Neutral Fund

Effective as of October 31, 2011, for:

AMERICAN CENTURY QUANTITATIVE EQUITY FUNDS, INC.
Core Equity Plus Fund
Disciplined Growth Plus Fund
NT Core Equity Plus Fund

American Century Capital Portfolios, Inc.
Market Neutral Value Fund

Special Custody and Pledge Agreement
Among Goldman, Sachs & Co., [CLIENT NAME},
AND [Custodian]

Dated: February 8, 2011

AUTHORIZED PERSONS FOR GOLDMAN, SACHS & CO.

Custodian is directed to accept and act upon instructions received from any one of the following persons at Goldman, Sachs & Co.

Name	Telephone/Email	Signature

Avani Arora	(212) 902-4854 Avani.Arora@ny.email.gs.com	/s/ Avani Arora

Deepa Jajoor Coston	(917) 343-4362 Deepa.Coston@ny.email.gs.com	/s/ Deepa Jajoor Coston

Jason Dudley	(917) 343-0372 Jason.Dudley@ny.email.gs.com

George Dyer	(212) 902-4061 George.Dyer@ny.email.gs.com

Richard Jiang	(212) 902-3752 Richard.jiang@new.email.gs.com

Patrick Kennedy	(212) 357-2448 Patrick.Kennedy@ny.email.gs.com	/s/ Patrick Kennedy

Ryan Martineau	(801) 884-4162 Ryan.Martineau@ny.email.gs.com	/s/ Ryan Martineau

Sandra Mundorff	(917) 343-6404 Sandra.Mundorff@ny.email.gs.com	/s/ Sandra Mundorff

Leonard O’Mara	(801) 884-1051 Leonard.Omara@ny.email.gs.com	/s/ Leonard O’Mara

Tiffany Peterson	(801) 884-4675 Tiffany.Peterson@ny.email.gs.com	/s/ Tiffany Peterson

Jennifer Pyun	(801) 884-4272 Jennifer.Pyun@ny.email.gs.com	/s/ Jennifer Pyun

Marcus Schillings	(212) 357-5686 Marcus.Schillings@ny.email.gs.com	/s/ Marcus Schillings

Veruna Stanescu	(212) 855-0183 Veruna.Stanescu@ny.email.gs.com

Allie Stein	(801) 884-1441 Allie.Stein@ny.email.gs.com	/s/ Allie Stein

Jason Tarantino	(212) 902-4635 Jason.Tarantino@ny.email.gs.com	/s/ Jason Tarantino

Authorized by:  /s/ Kara Saxon, as authorized agent of Goldman, Sachs & Co.
Name: Kara Saxon  Title: Managing Director

Appendix B

to
Special Custody and Pledge Agreement
(Short Sales and Exchange-Listed Options)
Among
 Each Investment Company
Listed on Schedule A attacher Thereto (Customer)
Goldaman, Sachs & Co. (Broker) and
State Street Bank and Trust Company (Custodian)
Dated as of:  August 1, 2011

AUTORHIZED PERSONS OF CUSTOMER

           Custodian and Broker are directed to accept and act upon Instructions from Customer received from any one of the following persons, acting as authorized by Customer.

Name	Title	Signature
Merele May	SVP Investment Operations	/s/ Merele A. May

Robert Leach	VP & Director Investment Acctg	/s/ Robert J. Leach

Jean Wade	Vice President Investment Acctg	/s/ Jean Wade

Gale Nowasell	Investment Accounting Consultant	/s/ Gale Nowasell

Marcy McAfee	Investment Accounting Manager, Sr.	/s/ Marcy J. McAfee

Jennifer Noland	Investment Accounting Manager, Sr.	/s/ Jennifer M. Noland

Ramona Ewers	Investment Accounting Manager	/s/ Ramona Ewers

Luanne Jameson	Investment Accounting Manager	/s/ Luanne Jameson

Denny Umscheid	Investment Data Manager	/s/ Denny Umscheid

Stefan Giglione	Investment Accounting Manager	/s/ Stefan Giglione

Susan Cloud	Investment Operations Specialist	/s/ Susan K. Cloud

Nate Morris	Investment Accounting Specialist	/s/ Nate Morris

Adam Brown	Investment Accounting Sr Specialist	/s/ Adam Brown

Brent Evans	Investment Operations Specialist	/s/ Brent A. Evans

Leigh Day	Investment Accounting Sr. Specialist	/s/ Leigh Day

Jeff Smith	Investment Accounting Specialist	/s/ Jeff Smith

Jeff Engel	Investment Accounting Specialist	/s/ Jeff Engel

Charlene Bessetti	Investment Accounting Specialist	/s/ Charlene Bessetti

Todd Brune	Investment Accounting Specialist	/s/ Todd Brune

Jason Jones	Investment Accounting Specialist	/s/ Jason Jones

Carter Leeka	Investment Accounting Specialist	/s/ Carter Leeka

James Graham	Investment Operations Specialist	/s/ James F. Graham

Listed below are persons authorized to instruct on repo collateral and make the following trade

Denise Latchford	VP, Sr Portfolio Manager	/s/ Denise Latchford

Miguel Castillo	Fixed Income Trader	/s/ Miguel Castillo

Le Tran	Fixed Income Trader	/s/ Le Tran

Peter Hui	Portfolio Trading Associate Sr	/s/ Peter Hui

Listed below are persons authorized to instruct on interfund cash / securities movements and

Scott Hewins	Business Support Analyst	/s/ Scott Hewins

Listed below are persons authorized to instruct on proxy

Martha Rocha	Legal Administrative Coordinator	/s/ Martha Rocha

Debbie Horton	Legal Assistant, Sr.	/s/ Debbie Horton

Ward Stauffer	Assistant General Counsel	/s/ Ward Stauffer

Authorized by:	/s/ Robert J. Leach
on behalf of Customer
Name:	Robert J. Leach
Title:	Vice President & Treasurer Date: August 1, 2011